UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 24, 2014

Resource Real Estate Opportunity REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 000-54369

Maryland	27-0331816
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1845 Walnut Street, 18th Floor, Philadelphia, PA 19103

(Address of principal executive offices) (Zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

(former name or former address , if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 24, 2014, Resource Real Estate Opportunity REIT, Inc. (the “Registrant,” “we,” “our” and “us”), through our operating partnership, entered into an agreement to purchase Addison Place Apartments and Townhomes (“Addison Place”), a multifamily community located in Alpharetta, Georgia. The sellers under the purchase agreement are Addison Place Apartment Manager, LLC, a Delaware limited liability company, and Addison Place Townhomes, LLC, a Delaware limited liability company, both of which are unaffiliated with us or our affiliates. Addison Place is a multifamily community with 403 units and amenities, including but not limited to, two swimming pools, three lighted tennis courts, a fitness center, a business center and a playground. The contract purchase price for Addison Place is $70.5 million, excluding closing costs.

We made an earnest money deposit of $1.4 million under the purchase agreement. We will be obligated to purchase Addison Place only after satisfaction of agreed upon closing conditions set forth in the purchase agreement. We intend to fund the purchase of Addison Place with proceeds from our initial public offering. There can be no assurance that we will complete the acquisition of Addison Place. In some circumstances, if we fail to complete the acquisition, we may forfeit up to $1.4 million of earnest money.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

Dated: March 4, 2014	By:	/s/ Alan F. Feldman
Alan F. Feldman Chief Executive Officer (Principal Executive Officer)